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                                                              Exhibit 3.1

                         HANOVER CAPITAL HOLDINGS, INC.

           (CHANGING NAME TO HANOVER CAPITAL MORTGAGE HOLDINGS, INC.)

                        AMENDED ARTICLES OF INCORPORATION



     FIRST: The undersigned, Rachel B. Mandell, whose post office address is 36 South Charles Street, Baltimore, Maryland 21201, being at least eighteen (18) years of age, acting as incorporator does hereby amend, under and by virtue of the General Laws of the State of Maryland, the Articles of Incorporation of Hanover Capital Holdings, Inc., which Articles were filed, received, and approved under the name "Hanover Capital Holdings, Inc." on June 10, 1997 at the Maryland State Department of Assessments and Taxation. These Articles of Incorporation are hereby amended pursuant to Section 2-603 of the Corporations and Associations Article of the Annotated Code of Maryland. There is no stock outstanding or subscribed for entitled to be voted on the charter amendment, and the amendment is made before the organization meeting of the Board of Directors.

     SECOND: The name of the Corporation is

                     Hanover Capital Mortgage Holdings, Inc.

     THIRD: (a) The purposes for which the Corporation is formed and the business and objects to be carried on and promoted by it are:

     (1) To engage in the business of a real estate investment trust ("REIT") as that phrase is defined in the Internal Revenue Code of 1986, as amended (the "Code"), and to engage in any lawful act or activity for which corporations may be organized under the Maryland General Corporation Law.

     (2) To engage in any one or more businesses or transactions, or to acquire all or any portion of any entity engaged in any one or more businesses or transactions, which the Board of Directors may from time to time authorize or approve, whether or not related to the business described elsewhere in this Article or to any other business at the time or theretofore engaged in by the Corporation.

     (b) The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of the Charter of the Corporation, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the General Laws of the State of Maryland.

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     FOURTH: The present address of the principal office of the Corporation in this State is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202.

     FIFTH: The name and address of the resident agent of the Corporation in this State are The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202. Said resident agent is a Maryland corporation.

     SIXTH: (a) The total number of shares of stock of all classes which the Corporation has authority to issue is 100,000,000 shares of capital stock (par value $.01 per share), amounting in aggregate par value to $1,000,000, of which shares 90,000,000 are initially classified as "Common Stock" and 10,000,000 are initially classified as "Preferred Stock." The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock.

     (b) The Board of Directors may classify and reclassify any unissued shares of Preferred Stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock, including, but not limited to, ownership restrictions consistent with the ownership restrictions provided in Section (c) of ARTICLE NINTH with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the General Laws of the State of Maryland, as amended from time to time.

     (c) The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock of the Corporation:

     (1) Each share of Common Stock shall have one vote, and, except as otherwise provided in respect of any class of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock. Shares of Common Stock shall not have cumulative voting rights.

     (2) Subject to the provisions of law and any preferences of any class of stock hereafter classified or reclassified, dividends, or other distributions, including dividends or other distributions payable in shares of another class of the Corporation's stock, may be paid ratably on the Common Stock at such time and in such amounts as the Board of Directors may deem advisable.

     (3) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, together

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with the holders of Excess Stock and any other class of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the net assets of the Corporation remaining, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled.

     (d) A description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Excess Stock of the Corporation is set forth in Article NINTH.

     (e) Subject to the foregoing, the power of the Board of Directors to classify and reclassify any of the shares of capital stock shall include, without limitation, subject to the provisions of the Charter, authority to classify or reclassify any unissued shares of such stock into a class or classes of preferred stock, preference stock, special stock or other stock, and to divide and classify shares of any class into one or more series of such class, by determining, fixing, or altering one or more of the following:

     (1) The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this subparagraph.

     (2) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non- cumulative and as participating or non-participating.

     (3) Whether or not shares of such class or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

     (4) Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

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     (5) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

     (6) The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

     (7) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this subparagraph, and, if so, the terms and conditions thereof.

     (8) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the Charter of the Corporation.

     (f) For the purposes hereof and of any articles supplementary to the Charter providing for the classification or reclassification of any shares of capital stock or of any other charter document of the Corporation (unless otherwise provided in any such articles or document), any class or series of stock of the Corporation shall be deemed to rank:

     (1) prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;

     (2) on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and

     (3) junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the

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holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

     SEVENTH: (a) The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation shall be four, which number may be increased or decreased by at least a majority of the entire Board of Directors pursuant to the By-Laws of the Corporation, but shall never be less than the minimum number permitted by the General Laws of the State of Maryland now or hereafter in force.

     (b) Subject to the rights of the holders of any class of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors shall be filled by a vote of the stockholders or a majority of the entire Board of Directors, and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause shall be filled by a vote of the stockholders or a majority of the directors then in office. No decrease in the number of directors constituting the Board of Directors shall affect the tenure of office of any director.

     (c) Whenever the holders of any one or more series of Preferred Stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the Board of Directors shall consist of said directors so elected in addition to the number of directors fixed as provided in paragraph (a) of this Article SEVENTH or in the By-Laws. Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of Preferred Stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.

     (d) Subject to the rights of the holders of any class separately entitled to elect one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of at least a majority of the combined voting power of all classes of shares of capital stock entitled to vote in the election for directors voting together as a single class.

     (e) The directors of the Corporation shall be divided equally (or as nearly as possible) into three classes. The names of the directors who will initially serve as Class I, Class II and Class III directors until their successors are elected and qualify are as follows:

     John A. Burchett       Class III

     Irma N. Tavares        Class II

     Joyce S. Mizerak       Class II

     George J. Ostendorf    Class I

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     (f) (1) The term of office of Class I shall be until the 1998 annual meeting of stockholders and until their successors shall be elected and have qualified and thereafter shall be for three years and until their successors shall be elected and have qualified; (2) the term of office of Class II shall be until the 1999 annual meeting of stockholders and until their successors shall be elected and have qualified and thereafter shall be for three years and until their successors shall be elected and have qualified; and (3) the term of office of Class III shall be until the 2000 annual meeting of stockholders and until their successors shall be elected and have qualified and thereafter shall be for three years and until their successors shall be elected and have qualified.

     EIGHTH: (a) The following provisions are hereby adopted for the purpose of defining, limiting, and regulating the powers of the Corporation and of the directors and the stockholders:

     (1) The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors and without any action by the stockholders.

     (2) No holder of any stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Corporation other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix; and any stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

     (3) The Board of Directors of the Corporation shall, consistent with applicable law, have power in its sole discretion to determine from time to time in accordance with sound accounting practice or other reasonable valuation methods what constitutes annual or other net profits, earnings, surplus, or net assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Corporation; to set apart out of any funds of the Corporation such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; to redeem or purchase its stock or to distribute and pay distributions or dividends in stock, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the stockholders of record on such dates as it may, from time to time, determine; to determine the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); to determine

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the fair value and any matters relating to the acquisition, holding and disposition of any assets by the Corporation; and to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them, shall be open to the inspection of stockholders, except as otherwise provided by statute or by the By-Laws, and, except as so provided, no stockholder shall have any right to inspect any book, account or document of the Corporation unless authorized so to do by resolution of the Board of Directors.

     (4) The Corporation shall provide any indemnification permitted by the laws of Maryland and shall indemnify directors, officers, agents and employees as follows: (A) the Corporation shall indemnify its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) the Corporation shall indemnify other employees and agents, whether serving the Corporation or at its request any other entity, to such extent as shall be authorized by the Board of Directors or the Corporation's By-Laws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal or shall limit or eliminate the rights granted under indemnification agreements entered into by the Corporation and its directors, officers, agents and employees.

     (5) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

     (6) For any stockholder proposal to be presented in connection with an annual meeting of stockholders of the Corporation, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Corporation, the stockholders must have given timely written notice thereof in writing to the Secretary of the Corporation in the manner and containing the information required by the By-Laws. Stockholder proposals to be presented in connection with a special meeting of stockholders will be presented by the Corporation only to the extent required by Section 2-502 of the Corporations and Associations Article of the Annotated Code of Maryland.

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     (7) Notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in the Charter.

     (b) The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Charter, including any amendments changing the terms or contract rights, as expressly set forth in the Charter, of any of its outstanding stock by classification, reclassification or otherwise, by a majority of the directors' adopting a resolution setting forth the proposed change, declaring its advisability, and either calling a special meeting of the stockholders entitled to vote on the proposed change, or directing the proposed change to be considered at the next annual stockholders meeting. Unless otherwise provided herein, the proposed change will be effective only if it is adopted upon the affirmative vote of the holders of not less than a majority of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class); provided however, that any amendment to, repeal of or adoption of any provision inconsistent with subparagraphs (a)(4), (a)(5), (a)(6), (a)(7) or this paragraph (b) of this Article EIGHTH, paragraph (c) of Article SIXTH or Article SEVENTH will be effective only if it is adopted upon the affirmative vote of not less than two-thirds of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class). In addition, no term or provisions of the Charter may be added, amended or repealed in any respect that would, in the determination of the Board of Directors, cause the Corporation not to qualify as a REIT under the Code unless, in each such case, such action is approved (in addition to any other vote, approval, authorization or advice (including that of the Board of Directors) that may otherwise be required) by the affirmative vote of the holders of not less than two-thirds (66-2/3%) of all the votes entitled to be case on the matter.

     (c) The Board of Directors shall take no action to terminate the Corporation's status as a REIT or to amend the provisions of Article NINTH until such time as (i) the Board of Directors adopts a resolution recommending that the Corporation terminate its status as a REIT or amend Article NINTH, as the case may be, (ii) the Board of Directors presents the resolution at an annual or special meeting of the stockholders and (iii) such resolution is approved by at least two-thirds (66-2/3%) of all of the votes entitled to be cast on the matter.

     (d) In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation.

     (e) The enumeration and definition of particular powers of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the General Laws of the State of Maryland now or hereafter in force.


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     NINTH: (a) (1) Except as provided in paragraph (h) of this Article NINTH, from the date of the Initial Public Offering and prior to the Restriction Termination Date no person (other than an Existing Holder) shall Beneficially Own or Constructively Own shares of the outstanding Capital Stock in excess of the Ownership Limit and no Existing Holder shall Beneficially Own or Constructively Own shares of the outstanding Capital Stock in excess of the Existing Holder Limit; (2) except as provided in paragraph (h) of this Article NINTH, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning Capital Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Capital Stock which would be otherwise Beneficially or Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such excess shares of Capital Stock; (3) except as provided in paragraph (h) of this Article NINTH, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Capital Stock's being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares which would be otherwise Beneficially or Constructively Owned by the transferee; and the intended transferee shall acquire no rights in such excess shares of Capital Stock; and (4) from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer of shares of Capital Stock that, if effective, would result in the Corporation's being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of shares of Capital Stock which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such excess shares of Capital Stock.

     (b) (1) If, notwithstanding the other provisions contained in this Article NINTH, at any time after the date of the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Corporation such that any Person would either Beneficially Own or Constructively Own Capital Stock in excess of the Ownership Limit, then, except as otherwise provided in paragraph (h) of this Article NINTH, such shares of Capital Stock in excess of the Ownership Limit (rounded up to the nearest whole share) shall constitute "Excess Stock" and be treated as provided in this Articles NINTH (such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure); and (2) if, notwithstanding the other provisions contained in this Article NINTH (but subject to paragraph (m) of this Article NINTH), at any time after the date of the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Corporation which, if effective, would cause the Corporation to become "closely held" within the meaning of Section 856(h) of the Code, then the shares of Capital Stock being Transferred or which are otherwise affected by the change in capital structure and which, in either case, would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code (rounded up to the nearest whole share) shall constitute Excess Stock and be

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treated as provided in this Articles NINTH (such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure).

     (c) If the Board of Directors or its designees at any time determines in good faith that a Transfer has taken place in violation of paragraph (a) or (b) of this Article NINTH or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of paragraph (a) or (b) of this Article NINTH, the Board of Directors or its designees shall take such action as it or they deem advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of paragraph (a) or (b) of this Article NINTH shall be void ab initio and automatically result in the designation and treatment as Excess Stock described in paragraph (b) of this Article NINTH, irrespective of any action (or non-action) by the Board of Directors or its designees.

     (d) Any Person who acquires or attempts to acquire shares of Capital Stock in violation of paragraph (a) of this Article NINTH, or any Person who is a transferee such that Excess Stock results under paragraph (b) of this Article NINTH, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation's status as a REIT.

     (e) From the date of the Initial Public Offering and prior to the Restriction Termination Date: (1) Every Beneficial Owner or Constructive Owner of 5% or more (or such other percentage at the time prescribed by the Code or the regulations thereunder) of the outstanding Capital Stock of the Corporation shall, within 30 days after January l of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Capital Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT and to ensure compliance with the Ownership Limit; and (2) each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request in order to determine the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

     (f) Nothing contained in this Article NINTH (but subject to paragraph (m) of this Article NINTH) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by

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preservation of the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

     (g) In the case of an ambiguity in the application of any of the provisions of this Article NINTH or any definition contained in Article ELEVENTH, the Board of Directors shall have the power to determine the application of the provisions of this Article NINTH or any definition contained in Article ELEVENTH with respect to any situation based on the facts known to it.

     (h) The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Directors and upon such other conditions as the Board of Directors may direct, in each case to the effect that the restrictions contained in subparagraph (a)(3) and/or subparagraph (a)(4) of this Article NINTH will not be violated, may exempt a Person from the Ownership Limit if such Person is not an individual for purposes of Section 542(a)(2) of the Code or is an underwriter which participates in a public offering of the Capital Stock for a period of 90 days following the purchase by such underwriter of the Capital Stock and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership of Capital Stock will violate the Ownership Limit and agrees that any violation or attempted violation will result in such Capital Stock being designated and treated as Excess Stock in accordance with paragraph (b) of this Article NINTH, but only provided the intended transferee has given written notice to the Board of Directors of the proposed transfer no later than the fifteenth day prior to such transfer that, if consummated, would result in the intended transferee's owning shares of capital stock in excess of the Ownership Limit.

     (i) Each certificate for Capital Stock shall bear the following legend:

     The shares of [Capital] Stock represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). Except as otherwise provided pursuant to the Charter of the Corporation, no Person may (1) Beneficially Own or Constructively Own shares of Capital Stock in excess of 9.5% of the value of the outstanding Capital Stock of the Corporation; or (2) Beneficially Own Capital Stock that would result in the Corporation's being "closely held" under section 856(h) of the Code. Any Person who attempts to Beneficially Own or Constructively Own shares of Capital Stock in excess of the above limitations must immediately notify the Corporation in writing at least 15 days prior to such proposed or attempted transfer. All capitalized terms in this legend have the meanings defined in the Corporation's Charter, as the same may be further amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests. If the restrictions on transfer are violated, the shares of Capital Stock represented hereby will be automatically designated and treated as shares of Excess Stock which may be automatically transferred to a Trustee of a Trust for the benefit or one or more

Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio.

     (j) (1) Upon any purported Transfer that results in Excess Stock pursuant to paragraph (b) of this Article NINTH, such Excess Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Purported Record Transferee. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section (j)(6). Shares of Excess Stock so held in trust shall be issued and outstanding stock of the Corporation. The Purported Record Transferee shall have no rights in such Excess Stock.

     (2) The Trustee shall have all rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid with respect to such shares of Capital Stock to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary.

     (3) The Trustee shall have all voting rights with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. The Purported Record Transferee shall have no voting rights with respect to shares held in the Trust and subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Purported Record Transferee prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. Notwithstanding the provisions of the Article NINTH, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

     (4) Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in paragraph (a) of the Article NINTH. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and to the Charitable Beneficiary as provided in this subparagraph (j)(4) The Purported Record Transferee shall receive the lesser of (1) the price paid by the Purported Record Transferee for the shares or, if the Purported Record Transferee did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Purported Record Transferee shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Purported Record Transferee, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Purported Record Transferee received an amount for such shares that exceeds the amount that such Purported Record Transferee was entitled to receive pursuant to this subparagraph (j)(4), such excess shall be paid to the Trustee upon demand.

     (5) By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in paragraph (a) of this Article NINTH in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

     (k) Nothing contained in this Article NINTH (but subject to paragraph (m) of this Article NINTH) or in any other provision of the Charter shall limit the authority of the Board of Directors to take such other action as it in its sole discretion deems necessary or advisable to protect the Corporation and the interests of the stockholders by maintaining the Corporation's eligibility to be, and preserving the Corporation's status as, a qualified REIT under the Code.

     (l) Nothing in this Article NINTH precludes the settlement of transactions entered into through the facilities of a national stock exchange provided that as set forth in Article NINTH certain transactions may be settled with shares designated as Excess Stock.

     TENTH: The duration of the Corporation shall be perpetual. The Corporation shall be subject to termination at any time by the vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon.

     ELEVENTH: The following terms shall have the following meanings when used in this Charter:

     "Beneficial Ownership" shall mean ownership of Capital Stock by a Person who would be treated as an owner of such shares of Capital Stock either directly or indirectly through the application of Section 544 of the Code, as modified by
Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have correlative meanings.

     "Beneficiary" shall mean a beneficiary of the Trust as determined pursuant to subparagraph (j)(5) of Article NINTH.

     "Board of Directors" shall mean the Board of Directors of the Corporation.

     "By-Laws" shall mean the By-Laws of the Corporation.

     "Capital Stock" shall mean stock that is either Common Stock or Preferred Stock.

     "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to subparagraph (j)(5) of Article NINTH, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each Sections 170(b)(1)(A), 2055 and 2522 of the Code.

     "Charter" shall mean these Articles of Incorporation of the Corporation, as they may be amended or supplemented from time to time.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Constructive Ownership" shall mean ownership of Capital Stock by a Person who would be treated as an owner of such shares of Capital Stock either directly or indirectly through the application of Section 318 of the Code, as modified by
Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have correlative meanings.

     "Existing Holder" shall mean John A. Burchett.

     "Existing Holder Limit" shall mean eleven and ninety-nine hundredths of a percent (11.99%) in value of the outstanding Capital Stock of the Corporation.

     "Initial Public Offering" means the sale of units comprised in part by shares of Common Stock pursuant to the Corporation's first effective registration statement for such Common Stock filed under the Securities Act of 1933, as amended.

     "Market Price" on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the average of the Closing Prices for such shares on such date. The "Closing Price" on any date shall mean the last sale price for such shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Capital Stock is listed or admitted to trading or, if the Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Capital Stock selected by the Board of Directors of the Corporation, or in the event that no trading price is available for such shares, the fair market value of the shares, as determined in good faith by the Board of Directors.

     "Ownership Limit" shall mean 9.5% of the value of the outstanding Capital Stock of the Corporation.

     "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

     "Purported Record Transferee" shall mean, with respect to any purported Transfer that results in Excess Stock, the record holder of the Capital Stock if such Transfer had been valid under paragraph (a) of Article NINTH.

     "Qualified Trust" shall mean any trust described under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code.

     "REIT" shall mean a Real Estate Investment Trust under Section 856 of the Code.

     "Restriction Termination Date" shall mean the first day after the date of the Initial Public Offering on which the Corporation determines pursuant to paragraphs (b) and (c) of Article EIGHTH that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

     "Transfer" shall mean any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Capital Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Capital Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

     "Trust" shall mean the trust created pursuant to subparagraph (j)(1) of Article NINTH.

     "Trustee" shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

     "Voting Stock" shall mean the outstanding shares of Capital Stock of the Corporation entitled to vote generally in the election of directors.

     TWELFTH: In the event any term, provision, sentence or paragraph of the Charter of the Corporation is declared by a court of competent jurisdiction to be invalid or unenforceable, such term, provision, sentence or paragraph shall be deemed severed from the remainder of the Charter, and the balance of the Charter shall remain in effect and be enforced to the fullest extent permitted by law and shall be construed to preserve the intent and purposes of the Charter. Any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term, provision, sentence or paragraph of the Charter in any other jurisdiction.

     IN WITNESS WHEREOF, I have signed these Amended Articles of Incorporation, acknowledging the same to be my act, on June 12, 1997.

WITNESS:


/s/ Sheelah S. Lopez                            /s/ Rachel B. Mandell
-------------------------                       ----------------------------
Sheelah S. Lopez                                Rachel B. Mandell

                     HANOVER CAPITAL MORTGAGE HOLDINGS, INC.

                              ARTICLES OF AMENDMENT


     Hanover Capital Mortgage Holdings, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Charter of the Corporation is hereby amended as follows:

          A. By deleting Article NINTH, Section (i) in its entirety and substituting the following in lieu thereof:

          (i) EACH CERTIFICATE FOR CAPITAL STOCK SHALL BEAR THE FOLLOWING
     LEGEND:

          THE SHARES OF [________] STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR THE PURPOSE OF THE CORPORATION'S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"). EXCEPT AS OTHERWISE PROVIDED PURSUANT TO THE CHARTER OF THE CORPORATION, NO PERSON MAY (1) BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK IN EXCESS OF 7.5% OF THE VALUE OF THE OUTSTANDING CAPITAL STOCK OF THE CORPORATION; OR (2) BENEFICIALLY OWN CAPITAL STOCK THAT WOULD RESULT IN THE CORPORATION'S BEING "CLOSELY HELD" UNDER SECTION 856(H) OF THE CODE. ANY PERSON WHO ATTEMPTS TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK IN EXCESS OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION IN WRITING AT LEAST 15 DAYS PRIOR TO SUCH PROPOSED OR ATTEMPTED TRANSFER. ALL CAPITALIZED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE CORPORATION'S CHARTER, AS THE SAME MAY BE FURTHER AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER, WILL BE SENT WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS. IF THE RESTRICTIONS ON TRANSFER ARE VIOLATED, THE SHARES OF CAPITAL STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY DESIGNATED AND TREATED AS SHARES OF EXCESS STOCK WHICH MAY BE AUTOMATICALLY TRANSFERRED TO A TRUSTEE OF A TRUST FOR THE BENEFIT OR ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO.

          B. By deleting from Article ELEVENTH the following:

     "EXISTING HOLDER LIMIT" SHALL MEAN ELEVEN AND NINETY-NINE HUNDREDTHS OF A PERCENT (11.99%) IN VALUE OF THE OUTSTANDING CAPITAL STOCK OF THE CORPORATION.

     and substituting the following in lieu thereof:

     "EXISTING HOLDER LIMIT" SHALL MEAN TWENTY PERCENT (20.0%) IN VALUE OF THE OUTSTANDING CAPITAL STOCK OF THE CORPORATION.

     C. By deleting from Article ELEVENTH the following:

     "OWNERSHIP LIMIT" SHALL MEAN 9.5% OF THE VALUE OF THE OUTSTANDING CAPITAL STOCK OF THE CORPORATION.

     and substituting the following in lieu thereof:

     "OWNERSHIP LIMIT" SHALL MEAN SEVEN AND ONE-HALF PERCENT (7.5%) OF THE VALUE OF THE OUTSTANDING CAPITAL STOCK OF THE CORPORATION.

     SECOND: The foregoing amendment does not increase the authorized stock of the Corporation.

     THIRD: The foregoing amendment to the Charter of the Corporation has been advised by the Board of Directors and approved by the stockholders of the Corporation.

     FOURTH: The foregoing amendment to the Charter of the Corporation shall become effective upon acceptance for record by the Maryland State Department of Assessments and Taxation.

     IN WITNESS WHEREOF, Hanover Capital Mortgage Holdings, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Assistant Secretary on May 22, 2002.

WITNESS:                                 HANOVER CAPITAL MORTGAGE HOLDINGS, INC.


/s/ John F. Lanahan                      /s/ John A. Burchett
----------------------------             ---------------------------------------
John F. Lanahan                          John A. Burchett
Assistant Secretary                      President

     THE UNDERSIGNED, President of Hanover Capital Mortgage Holdings, Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                        /s/ John A. Burchett
                                        -------------------------------
                                        John A. Burchett
                                        President